Exhibit 99.B(d)(12)

[Perimeter Letterhead]

December     , 2013

Salvatore Faia

President

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE 19809

Re:          The RBB Fund, Inc. - Perimeter Small Cap Growth Fund

Dear Mr. Faia:

By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Perimeter Capital Management, LLC (the “Adviser”) agrees that in order to maintain the established expense ratios of the Perimeter Small Cap Growth Fund (the “Fund”) of The RBB Fund, Inc., the Adviser shall, until further notice, but in no event terminating before December 31, 2014, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than acquired fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (other than acquired fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) exceed a total operating expense ratio (other than acquired fund fees and expenses, brokerage commissions, extraordinary items, interest and taxes) of 1.10% of the I Shares of the Fund’s average daily net assets, and 1.35% of the Investor Class of the Fund’s average daily net assets.

If at any time during the first three years in which the Advisory Agreement is still in effect, the total annual fund operating expenses of the Fund for that year are less than 1.10% of the I Shares of the Fund’s average daily net assets or less than 1.35% of the Investor Class of the Fund’s average daily net assets, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to this Agreement. The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to this Agreement, less any reimbursement previously paid by the Fund to the Adviser, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

PERIMETER CAPITAL MANAGEMENT, LLC

By:
Title:

Your signature below acknowledges
acceptance of this Agreement:

By:
Title:	President
The RBB Fund, Inc.